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Clinical Trials Show Potential Utility of Biomarkers for Genasense®
Activity in Patients with Plasma Cell Disorders

BERKELEY HEIGHTS, NJ – December 5, 2004 —Genta Incorporated (Nasdaq: GNTA) announced that several presentations at the annual meeting of the American Society of Hematology (ASH) featured use of the Company’s lead anticancer drug, Genasense® (oblimersen sodium) Injection, in patients with blood cancers that involve plasma cells.

Investigators from the University of Maryland reported final clinical results and biomarker response information from a Phase 1-2 trial of Genasense plus thalidomide and high-dose dexamethasone in patients with relapsed myeloma. Thirty-three patients were enrolled. Of 30 patients who were evaluable for response, 18 (60%) achieved a major response, including 2 complete responses (CR), 4 near CRs, and 12 partial responses. Adverse events included reversible increases in serum creatinine, neutropenia, thrombocytopenia, muscle cramps, rash and infection. Most patients required dose reductions of thalidomide due to neuropathy. A preliminary correlation of certain biomarkers to clinical response was observed. A significant increase in polyclonal IgM over baseline was observed in responding patients by the 3rd treatment cycle (P=0.005). While changes in Bcl-2 protein did not correlate with response, a significant decrease in Bcl-2 mRNA was observed in 6 of 9 evaluable patients, and 5 of these 6 patients showed a clinical response.

In a second trial, preliminary results were reported by investigators at the Mayo Clinic from an ongoing, multicenter, Phase 1 study of Genasense used alone in patients with Waldenstrom’s macroglobulinemia (WM). WM is a plasma cell disorder related to multiple myeloma that involves excess production of a large immunoglobulin (IgM), increase in size of lymph nodes, and myelosuppression due to infiltration of bone marrow. The primary objectives of the study were to establish safety and evaluate side-effects. To date, 9 patients have been treated at 2 dose levels. Of 6 patients treated at the first dose level, 1 has attained a partial response, manifest by a 6-fold reduction in IgM. Adverse events have included myelosuppression and fatigue.

Lastly, investigators from Columbia University and Montefiore Medical Center in New York evaluated intracellular uptake and down-regulation of Bcl-2 in WM cells taken directly from patients using either Genasense or a small interfering RNA (siRNA) directed against Bcl-2. Results showed that both compounds were highly potent, specifically down-regulated Bcl-2, and caused inhibition of WM cell growth in vitro.

About Multiple Myeloma

Multiple myeloma is a cancer of white blood cells that are called plasma cells. In myeloma, these cells, which normally produce infection-fighting antibodies, become mutated and then multiply uncontrollably. This proliferation crowds out normal red and white blood cells, leading to infections, bleeding and anemia. The illness also decreases production of normal antibodies and causes widespread destruction of bone that produces fractures, pain and progressive disability. More information about the disease is available through the Multiple Myeloma Research Foundation: http://www.multiplemyeloma.org/

About Genasense

Genasense inhibits production of Bcl-2, a protein made by cancer cells that is thought to block chemotherapy-induced apoptosis (programmed cell death). By reducing the amount of Bcl-2 in cancer cells, Genasense may enhance the effectiveness of current anticancer treatment. Genta is pursuing a broad clinical development program with Genasense. Genta recently announced that its randomized Phase 3 trial of high-dose dexamethasone with or with Genasense failed to achieve its primary end-point in patents with advanced myeloma.

About Genta

Genta Incorporated is a pharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA and DNA-based medicines) and small molecules. Genasense® (oblimersen sodium) Injection, the Company's lead compound from its oligonucleotide program, is currently undergoing late-stage, Phase 3 clinical testing. The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of patients with cancer-related hypercalcemia that is resistant to hydration. For more information about Genta, please visit our website at: www.genta.com.

Genta Forward Looking Statement

This press release contains forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report/Form 10-K for 2003.